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                                                                  EXHIBIT 3.3(a)

                         CERTIFICATE OF INCORPORATION

                                      OF

         SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

                                      I.

     The name of this corporation is Seagate Software Information Management Group Holdings, Inc.

                                      II.

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                      IV.

The corporation is authorized to issue 150,000,000 shares of capital stock, all of which shall be designated Common Stock, par value $.001 per share.

                                      V.

     The name and mailing address of the incorporator is: John T. Sheridan, Wilson Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

                                      VI.

     The Board of Directors of the corporation is expressly authorized to make, alter or repeal Bylaws of the corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                     VII.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.

                                     VIII.

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or


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employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     The Certificate of Incorporation of this corporation may be amended from time to time upon satisfaction of the requirements of the Delaware General Corporation Law.

     I, John T. Sheridan, sole incorporator named above, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24/th/ day of August, 1999.


                                       /s/ John T. Sheridan
                                           -----------------------
                                           John T. Sheridan